EXHIBIT 10.1

NONQUALIFIED STOCK OPTION AGREEMENT

Amendment No. 1

This Amendment No. 1 (“Amendment”), dated as of June 17, 2011, amends the vesting provisions of that certain Nonqualified Stock Option Agreement, dated January 31, 2011 (the “Option Agreement”), by and between Umpqua Holdings Corporation (the “Company”) and Raymond P. Davis (“Optionee”), pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”).  Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings as defined in the Option Agreement.

WHEREAS, the Option Agreement provides the Optionee the right to purchase up to 75,000  shares of the Company’s common stock at an exercise price per share of $10.97 subject to the terms of the Option Agreement and the Plan including time-based vesting conditions; and

WHEREAS, the Committee, with the full support of the Optionee, desires to modify the Option Agreement in respect of all 75,000  shares to amend the vesting schedule to link the vesting conditions to the Company’s shareholder return;

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties hereby agree as follows:

1.          The Vesting Schedule attached to the Option Agreement is hereby replaced in its entirety with the following:

NONQUALIFIED STOCK OPTION AGREEMENT

Vesting Schedule

Performance-Based and Accelerated Vesting.  Under the Nonqualified Stock Option Agreement to which this Vesting Schedule is attached, Option Shares shall vest and the Option may be exercised only as to the number of Option Shares in accordance with the following provisions:

A.          For the purposes of this Vesting Schedule, the terms below have the following meanings:

“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”).

“Initial Closing Price” means, in the case of the Company $10.97, and in the case of the KRXTR $70.51 (using the symbol “KRXTR”).

“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.

“Retirement” means termination of employment after becoming eligible for retirement by reaching age 62 and having 5 years of continuous service.

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“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.

“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period.

TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance.

Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.

“TSR Period” means the three-year period ending on January 31, 2014.

B.          The vesting of Option Shares shall be conditioned upon the satisfaction of a performance vesting requirement based on TSR Performance.  Unless earlier vested in accordance with Sections C and D of this Vesting Schedule, Option Shares shall become vested, provided Optionee is employed by the Company at the end of the TSR Period and upon the written certification by the Committee, or its delegate, of the achievement of the performance goal of TSR Performance, in accordance with the applicable Vesting Percentage specified for TSR Performance in the following schedule:

TSR Performance	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	**
100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%

**    When TSR Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable vesting percentage.  For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.

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C.          Notwithstanding Section B of this Vesting Schedule, upon the occurrence of a Change of Control Transaction, all unvested Option Shares shall vest as of the effective date of the Change of Control Transaction.

D.          Notwithstanding Section B of this Vesting Schedule, upon Retirement by the Optionee, death or Disability of the Optionee, or a termination of employment by the Optionee for “good reason” (as defined in the Optionee’s Employment Agreement with the Company) prior to the end of the TSR Period, a percentage of the unvested Option Shares, rounded to the nearest whole share, shall vest as of the date of such termination and become exercisable, with such percentage equal to the number of months of service by the Optionee during the TSR Period divided by 36.

2.         This award of Nonqualified Stock Options is subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as may be adopted by the Company’s Board of Directors or the Committee from time to time, which policy may include any requirement to reimburse the Company for all or any portion of any award, terminate any outstanding, unexercised, unexpired or unpaid award, rescind any exercise, payment or delivery pursuant to an award or recapture any shares (whether restricted or unrestricted) or proceeds from the sale of shares issued pursuant to an award.

3.         The parties agree that, except as specifically amended hereby, all provisions of the Option Agreement remain in full force and effect.

4.         Optionee acknowledges that he or she has reviewed the Plan, the Option Agreement and this Amendment in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Amendment and fully understands all provisions of the Plan, the Option Agreement and this Amendment.

OPTIONEE:

COMPANY:

UMPQUA HOLDINGS CORPORATION

By:

Name:  Peggy Y. Fowler

Title:     Board of Directors, Compensation Committee Chair

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